Exhibit 5.2

September 17, 2024

To Each of the Parties Listed
on Schedule A Attached Hereto

Re:	John Deere Owner Trust 2024-C

Ladies and Gentlemen:

We have acted as special Delaware counsel to John Deere Owner Trust 2024-C, a statutory trust existing under the laws of the State of Delaware (the “Trust”), in connection with the transactions contemplated by (i) the Trust Agreement, dated as of September 16, 2024 (the “Trust Agreement”), between John Deere Receivables LLC, a Nevada limited liability company, as depositor (the “Depositor”), and Computershare Delaware Trust Company, a Delaware limited purpose trust company, as owner trustee (the “Owner Trustee”), and (ii) the Indenture, dated as of September 17, 2024 (the “Indenture”), between the Trust and U.S. Bank Trust Company, National Association, a national banking association, as indenture trustee (the “Indenture Trustee”).  This opinion is being delivered to you at your request.  Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement, except that references herein to any instrument shall mean such instrument as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)The Trust Agreement;
(b)The Indenture;
(c)The Sale and Servicing Agreement;
(d)The Administration Agreement;
(e)The Asset Representations Review Agreement (the documents identified in paragraphs (b) through (e) above being collectively referred to herein as the “Trust Documents”);
(f)The Certificate being issued by the Trust on the date hereof (the “Certificate”);

To Each of the Parties Listed
on Schedule A Attached Hereto
September 17, 2024

(g)The Notes being issued by the Trust on the date hereof (the “Notes”);
(h)A certified copy of the certificate of trust of the Trust (the “Certificate of Trust”), which was filed with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on September 16, 2024;
(i)A certificate of an officer of the Owner Trustee; and
(j)A Certificate of Good Standing for the Trust, dated September 16, 2024, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, it is our opinion that:

1.The Trust has been duly formed and is validly existing and in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”).
2.The Trust has the power and authority, pursuant to the Trust Agreement and the Act, to execute, deliver and perform its obligations under the Trust Documents, to issue the Notes and the Certificate and to grant the Trust Estate pursuant to the Indenture.
3.The Trust Agreement authorizes the Trust to execute and deliver the Trust Documents, to issue the Notes and the Certificate and to grant the Trust Estate pursuant to the Indenture.  The Trust has duly executed and delivered the Trust Documents. The Notes have been duly executed and delivered to the Indenture Trustee.  The Certificate has been duly executed and, when authenticated and delivered to the Depositor in accordance with the Trust Agreement, will be validly issued and entitled to the benefits of the Trust Agreement.
4.Under the Act, the Trust is a separate legal entity and the Trust rather than the Certificateholder will hold whatever title to the Trust property as may be conveyed to it from time to time, except to the extent that the Trust has taken action to dispose of or otherwise transfer or encumber any part of the Trust property.
5.Under Section 3805(b) of the Act, no creditor of the Certificateholder shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the property of the Trust except in accordance with the terms of the Trust Agreement.

To Each of the Parties Listed
on Schedule A Attached Hereto
September 17, 2024

6.The Trust Agreement is a legal, valid and binding obligation of the Depositor and the Owner Trustee, enforceable against the Depositor and the Owner Trustee, in accordance with its terms.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

A.The foregoing opinions are limited to the laws of the State of Delaware currently in effect.  We express no opinion with respect to (i) federal laws, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Investment Company Act of 1940, as amended, or the United States Corporate Transparency Act or any similar statute of any other jurisdiction, (ii) state insurance, tax, pension or employee benefit plan, securities or blue sky laws, or (iii) laws, rules and regulations relating to the particular nature of the Trust assets.
B.The foregoing opinions regarding enforceability and the opinions in paragraphs 4 and 5 are subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws or proceedings relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) the effect of applicable public policy with respect to provisions relating to exculpation, indemnification or contribution, and (iv) judicial imposition of an implied covenant of good faith and fair dealing.
C.We have assumed (i) except to the extent provided in paragraph 1 above, the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 2 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraph 3 above, that each party has duly authorized, executed and delivered the documents examined by us, (v) that each party has complied and will comply with all of the obligations and has satisfied and will satisfy all of the conditions on its part to be performed or satisfied pursuant to the documents examined by us, (vi) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (vii) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (viii) that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not require the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency applicable to it or any of its property or violate any agreement, indenture or instrument to which it is a party or by which it is bound or any

To Each of the Parties Listed
on Schedule A Attached Hereto
September 17, 2024

provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property and (ix) that the Trust derives no income from or connected with sources within the State of Delaware and has  no assets, activities (other than having a trustee and the filing of documents with the Secretary of State) or employees in the State of Delaware. We note that we have been retained to act as special Delaware counsel in connection with the transactions contemplated by the Trust Documents.
D.We have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies or forms, the genuineness of all signatures and that all documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions as stated herein.
E.We do not express any opinion as to the creation, attachment, perfection or priority of any security interest or the nature or validity of title to any property.  In addition, in rendering the opinions set forth above, we have not considered and express no opinion with respect to the applicability or effect of the choice-of-law rules of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary as in effect in the United States of America for matters governed by Article 2(1) of that Convention.
F.We have not participated in the preparation of any offering materials with respect to the Notes or the Certificate and assume no responsibility for their contents.
G.Notwithstanding any provision in the Trust Agreement or any Trust Document to the contrary, we note that upon the occurrence of an event of dissolution of the Trust, the Trust cannot make any payments or distributions to the beneficial owners of the Trust until creditors' claims are either paid in full or reasonable provision for payment thereof has been made.
H.With respect to the Trust Agreement, we express no opinion as to the validity or enforceability of provisions that purport to (i) restrict any right that a party may have to apply for a judicial dissolution of the Trust, (ii) impose transfer restrictions on the Certificateholders to the extent that a transfer occurs by operation of law or (iii) bind a Person that is not a party to the Trust Agreement.

This opinion may be relied upon by you in connection with the matters set forth herein.  Without our prior written consent, this opinion may not be relied upon by or furnished to any other person or entity for any purpose; provided, however, copies of this opinion may be posted by the Administrator to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (an “NRSRO”) that provides to the Administrator the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this opinion confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this opinion, and each such NRSRO, by accessing a copy

To Each of the Parties Listed
on Schedule A Attached Hereto
September 17, 2024

of this opinion, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this opinion to any other person.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Depositor's Form 8-K in connection with the Registration Statement for the Notes.  In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

TJH/KAC

SCHEDULE A

ISSUER
John Deere Owner Trust 2024-C

DEPOSITOR
John Deere Receivables LLC

ADMINISTRATOR
John Deere Capital Corporation

OWNER TRUSTEE
Computershare Delaware Trust Company

INDENTURE TRUSTEE
U.S. Bank Trust Company, National Association

UNDERWRITERS

RBC Capital Markets, LLC

BofA Securities, Inc.

TD Securities (USA) LLC

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Credit Agricole Securities (USA) Inc.

RATING AGENCIES
Moody’s Investors Service, Inc.
Fitch Ratings, Inc.